NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ("NYSE" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class of Units (each consisting of one share of Class A Common Stock, $0.0001 par value, and one-half of one redeemable Warrant), Class A Common Stock, and Redeemable Warrants (the "Securities") of Apeiron Capital Investment Corp (the "Company") from listing and registration on the Exchange on February 27, 2023, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Securities are no longer suitable for continued listing and trading on the NYSE. The Exchange has determined to delist the Company's Securities pursuant to Section 802.01B of the NYSE's Listed Company Manual because the Company had fallen below the NYSE's continued listing standard requiring a listed acquisition company to maintain an average aggregate global market capitalization attributable to its publicly-held shares over a consecutive 30 trading day period of at least $40,000,000. On January 31, 2023, the Exchange determined that the Securities of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Securities from listing and registration on the NYSE. The Company was notified on January 31, 2023. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on January 31, 2023, and trading in the Securities was immediately suspended. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange, the determination to delist the Securities, provided it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company did not file such request within the specified period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.